EXHIBIT 99.1

ACME Communications Announces Third Quarter 2005 Results

SANTA ANA, Calif., Nov. 8, 2005 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME), the nation's fourth largest affiliate group of the WB Television Network, today announced financial results for the third quarter of 2005.

On August 8, 2005, the Company announced that it had reached an agreement to sell its television station in Salt Lake City (KUWB) to Clear Channel Broadcasting for $18.5 million in an all-cash transaction. The Company expects the sale of the station, which is contingent on Clear Channel selling one of its radio stations in the Salt Lake City market, to close during the first or second quarter of 2006. As a result of this transaction, "Discontinued Operations" accounting has been adopted in the financial statements for all periods presented in this press release and the results from the operations of KUWB, which include an allocation of interest expense, have been reclassified from losses from continuing operations and reflected as a loss from discontinued operations.

Third Quarter 2005 Results

ACME's net revenues for the third quarter ended September 30, 2005 were $10.1 million, up 7% from $9.4 million in net revenues for the third quarter of 2004. A 4% increase in station revenues combined with a 186% increase in net revenues at The Daily Buzz, the Company's weekday morning news venture co-produced with Emmis Broadcasting, accounted for the increase. The increase in The Daily Buzz revenues for the quarter was somewhat offset by increases in its production costs and third-party news costs associated with the increased station licensing activity. Broadcast cash flow (as defined in Supplemental Table 1) for the quarter was $580,000 compared to broadcast cash flow of $642,000 for the third quarter of 2004. EBITDA (as defined in Supplemental Table 1) for the quarter was essentially unchanged at negative $307,000 compared to EBITDA of negative $303,000 in the third quarter of 2004. The Company's net loss from continuing operations for the third quarter of 2005 was $3.0 million compared to a $2.7 million net loss from continuing operations in the third quarter of 2004.

Nine Month 2005 Results

For the nine-month period ended September 30, 2005, net revenues increased 5% to $30.4 million compared to $28.9 million for the nine months ended September 30, 2004. The revenue increase was driven by a 2% increase in station revenues and a 296% increase in net revenues at The Daily Buzz. Broadcast cash flow was $1.8 million compared to $2.3 million in broadcast cash flow in the first nine months of 2004, and EBITDA was negative $739,000 compared to negative $415,000 for the nine month 2004 period. The Company's net loss from continuing operations for the first nine months of 2005 was $7.1 million compared to a $7.0 million net loss from continuing operations in the first nine months of 2004.

The decline in broadcast cash flow results for both the third quarter and nine months ended September 30, 2005 compared to year earlier periods reflects lower station revenue growth due to ratings declines at several of our stations and a weaker than expected national advertising marketplace, compared to approximate 7% increases in the station group's cash operating expenses for both periods.

Jamie Kellner, ACME's Chairman and CEO, commented, "Our continuing stations have done, on balance, a good job of maintaining market share of non-political revenues during a period marked by soft national advertising demand and coming on the heels of a difficult 2004 / 2005 broadcast season at The WB Network. The Daily Buzz posted strong growth during the third quarter and we continue to pursue increased distribution for the program. Looking ahead, we are encouraged by the quality of The WB's new programs this fall and remain hopeful the network will return to a positive rating trend this season. The WB will reprogram weekday afternoons starting in January 2006 with shows targeting adult demographics. The Kids WB! Block has become a drag on station revenue and ratings as the cable networks have taken control of that business. The new schedule is a growth opportunity for ACME. We remain committed to exploring all strategic options that are available to the Company with regard to monetizing our assets and unlocking value for our shareholders."

Use of Broadcast Cash Flow and EBITDA

GAAP refers to generally accepted accounting principles in the United States. Broadcast cash flow and EBITDA are non-GAAP measures. Broadcast cash flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. EBITDA is used as a performance measure and to measure a company's ability to service debt, as evidenced by the fact that our senior credit facility contains certain financial covenants relating to the Company's EBITDA.

Broadcast cash flow and EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to broadcast cash flow and to EBITDA; therefore, the Company has included a reconciliation of broadcast cash flow and EBITDA to operating loss in Supplemental Table 1. Because broadcast cash flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the broadcast cash flow and EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Fourth Quarter 2005 Outlook

Based on current fourth quarter pacings and especially soft national advertising demand, the Company currently expects its fourth quarter 2005 net revenue from continuing operations to be down 3-6% compared to fourth quarter 2004 net revenues of $10.4 million. We expect cash-based station expenses to increase approximately 1-2%, resulting in broadcast cash flow of $300-500,000 compared to broadcast cash flow of $875,000 for the fourth quarter of 2004.

Third Quarter Conference Call

Senior management of ACME will hold a conference call to discuss its third quarter results on Tuesday, November 8, 2005, at 4:30 p.m. EST. To access the conference call, please dial 973-935-2403. A replay of the conference call will be available through Tuesday, November 22, 2005 by dialing (877) 519-4471 (U.S.), or (973) 341-3080 (International), reservation code 6579027. In addition, the Company will provide a live webcast of the conference call on the Company's website, located at www.acmecommunications.com. The webcast will also be archived on the Company's website for one week.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT (which is subject to a sale to Clear Channel); KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WTVK-TV, Ft. Myers-Naples, FL; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the ratings growth or decline of our programming, including The WB Network, a delay in, or failure to close the disposition of KUWB, the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to secure Federal Communications Commission approval for our Lexington construction permit, the possibility that we will not meet the financial covenants of our credit agreements or successfully renegotiate or replace our current credit facilities and the other risk factors set forth in the Company's 2004 Form 10-K filed with the Securities and Exchange Commission on March 16, 2005. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                 ACME Communications, Inc. and Subsidiaries
                   Consolidated Statements of Operations
                                (Unaudited)

                    (In thousands, except per share data)

                            Three Months Ended  Nine Months Ended
                               September 30,       September 30,
                            ------------------  ------------------
                              2005      2004      2005      2004
                            --------  --------  --------  --------

 Net revenues               $ 10,097  $  9,429  $ 30,364  $ 28,860
                            --------  --------  --------  --------

 Operating expenses:
  Cost of service:
   Programming, including
    program amortization       4,180     3,869    12,437    11,375
   Other costs of service
    (excluding
     depreciation and
     amortization of
     $1,176 and $1,061
     for the three months
     ended September 30,
     2005 and 2004,
     respectively, and
     $3,508 and $3,249
     for the nine months
     ended September 30,
     2005 and 2004,
     respectively)             1,522     1,419     4,850     4,501
   Selling, general and
    administrative
    expenses                   3,964     3,779    11,649    11,673
   Depreciation and
    amortization               1,186     1,074     3,529     3,275
   Corporate expenses            887       949     2,519     2,768
                            --------  --------  --------  --------
    Operating expenses        11,739    11,090    34,984    33,592
                            --------  --------  --------  --------

    Operating loss            (1,642)   (1,661)   (4,620)   (4,732)

 Other income (expenses):
  Interest income                  3         2         6         6
  Interest expense              (946)     (472)   (2,513)   (1,147)
  Gain on sale of
   construction permit            --        --     1,202        --
  Other, net                      43        (2)       47        29
                            --------  --------  --------  --------
 Loss before income
  taxes, minority
  interest and
  discontinued operations     (2,542)   (2,133)   (5,878)   (5,844)
 Income tax expense             (563)     (814)   (1,719)   (1,922)
                            --------  --------  --------  --------
 Loss before minority
  interest and
  discontinued operations     (3,105)   (2,947)   (7,597)   (7,766)
 Minority interest               149       264       461       721
                            --------  --------  --------  --------
    Loss from continuing
     operations               (2,956)   (2,683)   (7,136)   (7,045)
                            --------  --------  --------  --------
 Discontinued operations:
  Loss from discontinued
   operations                   (952)   (1,464)   (3,174)   (3,245)
  Income tax expense              --      (411)       --      (411)
                            --------  --------  --------  --------
   Loss from discontinued
    operations                  (952)   (1,875)   (3,174)   (3,656)
                            --------  --------  --------  --------

    Net loss                $ (3,908) $ (4,558) $(10,310) $(10,701)
                            ========  ========  ========  ========

 Net loss per share,
  basic and diluted
  Continuing operations     $  (0.18) $  (0.17) $  (0.44) $  (0.43)
  Discontinued operations      (0.06)    (0.12)    (0.20)    (0.22)
                            --------  --------  --------  --------
   Net loss per share       $  (0.24) $  (0.28) $  (0.64) $  (0.65)
                            ========  ========  ========  ========

 Weighted average basic
  and diluted common
  shares outstanding          16,047    16,077    16,047    16,527
                            ========  ========  ========  ========

       See the notes to the consolidated financial statements.

 Supplemental Table 1
 --------------------

                ACME Communications Inc. and Subsidiaries

         Reconciliation of Operating Loss to Broadcast Cash Flow
                        and EBITDA (Unaudited)

                             (In Thousands)

                             Three Months Ended     Nine Months Ended
                                September 30,         September 30,
                            -------------------   -------------------
 Continuing Operations        2005       2004       2005       2004
 ---------------------      --------   --------   --------   --------

 Operating loss             $ (1,642)  $ (1,661)  $ (4,620)  $ (4,732)

 Add:
  Amortization of unearned
   compensation at
   stations                       --          7         --         24
  Depreciation and
   amortization                1,186      1,074      3,529      3,275
  Amortization of program
   rights                      2,186      2,012      6,490      6,098
  Corporate expenses             887        949      2,519      2,768
  Minority interest from
   co-production                 149        264        461        721
  Program payments            (2,186)    (2,003)    (6,599)    (5,811)
                            --------   --------   --------   --------
   Broadcast cash flow (a)       580        642      1,780      2,343
 Less:
  Corporate expenses             887        949      2,519      2,768
  Amortization of unearned
   compensation at
   corporate                      --         (4)        --        (10)
                            --------   --------   --------   --------

             EBITDA         $   (307)  $   (303)  $   (739)  $   (415)
                            ========   ========   ========   ========

 Broadcast cash flow
  margin (a)                     5.7%       6.8%       5.9%       8.1%
 EBITDA margin (a)              -3.0%      -3.2%      -2.4%      -1.4%
                            ========   ========   ========   ========

 (a) We define:

 --  broadcast cash flow as operating loss, plus equity-based compensation, depreciation and amortization, LMA/JSA fees, amortization of program rights, impairment of intangibles, minority interest from co-productions and corporate expenses, less program payments;

 --  EBITDA as broadcast cash flow less corporate expenses;

 --  broadcast cash flow margin is broadcast cash flow as a percentage of net revenues; and

 --  EBITDA margin is EBITDA as a percentage of net revenues.

CONTACTS:  ACME Communications, Inc.
           Tom Allen
           (714) 245-9499

           Brainerd Communicators, Inc.
           Chris Plunkett or Todd St. Onge
           (212) 986-6667